Exhibit 15.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

11 May 2026

Matter No.: 1009398

Doc ID: 111824992
(852) 2842 9556 / 2842 9552
Christopher.Bickley@conyers.com

Alexander.Doyle@conyers.com

VisionSys AI Inc

2 Hammarskjold Plaza, Room 10B

2nd Avenue, New York, NY 10017

USA

Dear Sir/Madam,

Re: VisionSys AI Inc (the “Company”)

We consent to the reference to our firm under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in VisionSys AI Inc’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2026, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No.: 333-197226) filed on July 3, 2014, Form S-8 (File No.: 333-204494) filed on May 28, 2015, Form S-8 (File No.: 333-228771) filed on December 13, 2018, Form S-8 (File No.: 333-270547) filed on March 15, 2023, and Form S-8 (File No.: 333-197226) filed on May 14, 2024 in each case pertaining to VisionSys AI Inc’s 2008 share plan and 2014 share incentive plan, and the Registration Statement on Form F-3 (File No.: 333-284305) filed on January 15, 2025, of the summary of our opinion under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman